(BULL LOGO)
Merrill Lynch Investment Managers


www.mlim.ml.com


Semi-Annual Report
July 31, 2003


Mercury
Growth Opportunity
Fund



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling toll-free 1-800-MER-FUND (1-800-637-3863); (2) on www.mutualfunds.ml.com; and
(3) on the Securities and Exchange Commission's website at http://www.sec.gov.



Mercury Growth Opportunity Fund,
A Series of The Asset Program, Inc.
Box 9011
Princeton, NJ
08543-9011


Printed on post-consumer recycled paper



PORTFOLIO INFORMATION


GEOGRAPHIC ALLOCATION

As a Percentage of Net Assets as of July 31, 2003++


                                    Percent of
Country                             Net Assets

United States                          92.1%
Netherlands                             1.4
Switzerland                             1.5
Canada                                  1.9

++Total may not equal 100%.



AS OF JULY 31, 2003

Ten Largest Equity                  Percent of
Holdings                            Net Assets

Intel Corporation                       5.3%
General Electric Company                4.9
Cisco Systems, Inc.                     4.0
3M Co.                                  3.2
Verizon Communications                  2.4
Lowe's Companies, Inc.                  2.4
Medtronic, Inc.                         2.3
Amgen Inc.                              2.2
Citigroup Inc.                          2.2
United Parcel Service, Inc.
(Class B)                               2.0



                                    Percent of
Five Largest Industries*            Net Assets

Specialty Retail                       10.9%
Semiconductors & Semiconductor
Equipment                               8.9
Health Care Equipment & Supplies        8.7
Industrial Conglomerates                8.1
Communications Equipment                5.0

*For Fund compliance purposes, "Industries" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.



July 31, 2003, Mercury Growth Opportunity Fund



DEAR SHAREHOLDER


We are pleased to provide you with this semi-annual report to shareholders. For the six-month period ended July 31, 2003, Mercury Growth Opportunity Fund, Inc.'s Class A, Class B, Class C and Class I Shares had total returns of +15.38%, +14.74%, +14.79% and +15.46%, respectively. The unmanaged benchmark Standard & Poor's 500 (S&P
500) Index had a total return of +16.79%, while the Lipper Large Cap Growth Funds Average was +17.72% for the same period. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 5 - 7 of this report to shareholders.)

While the Fund provided positive absolute performance, it did not parallel the return of the benchmark S&P 500 Index. The Fund focuses on the highest quality and largest capitalization growth stocks in the benchmark Index. As a group, these companies provided lower total investment returns during the period than the lower-quality, smaller-capitalization growth stocks in the Index.


Portfolio Matters
In late March 2003, we began moving the portfolio toward companies with smaller average stock market capitalizations, while still focusing on high quality in terms of management, financials and caliber of products and/or services as well as on the individual companies' prospects for above-average earnings growth. Along these lines, we added several new stocks to the portfolio, including International Game Technology, InterActiveCorp, eBay Inc., Ross Stores, Inc., Tiffany & Co., PETsMART, Inc., Coach, Inc., Nike, Inc., SUPERVALU Inc., Devon Energy Corporation, Citigroup Inc., Gilead Sciences, Inc., DENTSPLY International Inc., Anthem Inc., UnitedHealth Group Incorporated, Wellpoint Health Networks Inc., Forest Laboratories, Inc., Hewitt Associates, Inc., General Electric Company, ITT Industries, Inc., Affiliated Computer Services, Inc., Altera Corporation, ASM Lithography Holding NV, Xilinx, Inc., Citrix Systems Inc., Symantec Corporation, Mercury Interactive Corporation and Nortel Networks Corporation.

The Fund's average weighted market capitalization at the close of the period was about $50 billion, down from almost $80 billion at the beginning of the period. Many of the additions contributed positively to the Fund's absolute performance as well as to its relative performance versus its benchmark and peer group of Lipper Large Cap Growth Funds in July 2003.

The Fund's investments in hospital management companies HCA Inc., Tenet Healthcare Corporation and Health Management Associates, Inc. detracted from performance in the six months ended July 31, 2003. As a result, we eliminated these positions from the portfolio. Our fundamental business outlook for the hospital management industry turned negative as we saw changes in U.S. Medicare reimbursement policies and practices and renewed competition from non-profit hospitals for the first time in approximately 20 years.



July 31, 2003, Mercury Growth Opportunity Fund



The Fund's holdings in two of the largest information technology companies, Microsoft Corporation and International Business Machines Corporation (IBM), also hindered performance during the period. We sold our position in IBM when the U.S. Securities and Exchange Commission announced a formal investigation of the company's reported earnings for the years 2000 and 2001. We eliminated our position in Microsoft after CEO Steven Ballmer sold more than $1 billion of his personal stock and announced that the company's business outlook for both the short term and intermediate term was not favorable.


Investment Outlook
The portfolio is structured to benefit from real growth in consumer spending and the start of a recovery in overall corporate and small business capital spending. We believe the increased Federal spending, which is heavily geared toward homeland security and Defense Department supplies, could continue at elevated levels as the post-war rebuilding effort in Iraq requires more U.S. involvement than initially anticipated. Most important in the United States are the recent tax rebates, which appear to be making an impact in terms of higher levels of retail sales, and the lower Federal income tax and withholding tax rates. The Federal tax law changes also included substantial tax incentives for capital investment by both large corporations and small businesses.

The Fund is most overweight in the consumer discretionary sector.
This reflects our optimism for a strengthening U.S. economy and improving corporate profits, which we believe could translate into higher stock market levels during the remainder of 2003.


In Conclusion
On August 14, 2003, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Merrill Lynch Fundamental Growth Fund, Inc. will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Merrill Lynch Fundamental Growth Fund, Inc.

We thank you for your investment in Mercury Growth Opportunity Fund.


Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Lawrence R. Fuller)
Lawrence R. Fuller
Vice President and
Portfolio Manager

August 15, 2003



July 31, 2003, Mercury Growth Opportunity Fund



FUND PERFORMANCE DATA


ABOUT FUND PERFORMANCE

The Fund offers multiple classes of shares, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Prior to April 3, 2000, Class A Shares were designated Class D Shares and Class I Shares were designated Class A Shares.

CLASS A SHARES incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

CLASS B SHARES are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first two years, decreasing to 3% for each of the next two years and decreasing 1% each year thereafter to 0% after the sixth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class A Shares after approximately eight years.

CLASS C SHARES are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares may be subject to a 1% contingent deferred sales charge if redeemed within one year after purchase.

CLASS I SHARES incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution and account maintenance fees. Class I Shares are available only to eligible investors.

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



July 31, 2003, Mercury Growth Opportunity Fund



FUND PERFORMANCE DATA (CONTINUED)


RECENT PERFORMANCE RESULTS



                                   6-Month        12-Month    Since Inception
As of July 31, 2003              Total Return   Total Return    Total Return

Class A*                            +15.38%        + 4.68%         +51.89%
Class B*                            +14.74         + 3.65          +42.40
Class C*                            +14.79         + 3.66          +42.08
Class I*                            +15.46         + 4.94          +54.49
Standard & Poor's 500 Index**       +16.79         +10.64          +75.14

*Investment results shown do not reflect sales charges. Results shown would be lower if a sales charge was included. Total investment returns are based on changes in the Fund's net asset values for the periods shown, and assume reinvestment of all dividends and capital gains at net asset value on the ex-dividend date. The Fund commenced operations on 2/02/96.
**This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 30% of NYSE issues. Since inception total return is from 2/02/96.



July 31, 2003, Mercury Growth Opportunity Fund



FUND PERFORMANCE DATA (CONCLUDED)


AVERAGE ANNUAL TOTAL RETURN


                                         % Return        % Return
                                      Without Sales     With Sales
Class A Shares*                           Charge         Charge**

One Year Ended 7/31/03                     +4.68%         -0.81%
Five Years Ended 7/31/03                   -2.61          -3.66
Inception (2/02/96) through 7/31/03        +5.74          +4.98

*Maximum sales charge is 5.25%.
**Assuming maximum sales charge.



                                         % Return        % Return
                                         Without           With
Class B Shares*                            CDSC           CDSC**

One Year Ended 7/31/03                     +3.65%         -0.35%
Five Years Ended 7/31/03                   -3.45          -3.76
Inception (2/02/96) through 7/31/03        +4.83          +4.83

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.
**Assuming payment of applicable contingent deferred sales charge.



                                         % Return        % Return
                                         Without           With
Class C Shares*                            CDSC           CDSC**

One Year Ended 7/31/03                     +3.66%         +2.66%
Five Years Ended 7/31/03                   -3.47          -3.47
Inception (2/02/96) through 7/31/03        +4.80          +4.80

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
**Assuming payment of applicable contingent deferred sales charge.



                                         % Return        % Return
                                      Without Sales     With Sales
Class I Shares*                           Charge         Charge**

One Year Ended 7/31/03                     +4.94%         -0.57%
Five Years Ended 7/31/03                   -2.37          -3.42
Inception (2/02/96) through 7/31/03        +5.98          +5.22

*Maximum sales charge is 5.25%.
**Assuming maximum sales charge.



July 31, 2003, Mercury Growth Opportunity Fund


SCHEDULE OF INVESTMENTS

                                                                                         In U.S. Dollars

                     Shares                                                                      Percent of
Industry+++           Held                   Common Stocks                              Value    Net Assets
Aerospace &          20,700   General Dynamics Corporation                           $  1,642,338      1.5%
Defense

Air Freight &        34,400   United Parcel Service, Inc. (Class B)                     2,169,952      2.0

Logistics

Beverages            20,200   Anheuser-Busch Companies, Inc.                            1,046,764      1.0

Biotechnology        35,000   ++Amgen Inc.                                              2,435,300      2.2
                     26,300   ++Gilead Sciences, Inc.                                   1,802,865      1.7
                                                                                     ------------    ------
                                                                                        4,238,165      3.9

Capital Markets      25,800   Northern Trust Corporation                                1,126,428      1.0
                     27,000   State Street Corporation                                  1,239,300      1.2
                     43,900   T. Rowe Price Group Inc.                                  1,781,901      1.6
                                                                                     ------------    ------
                                                                                        4,147,629      3.8

Chemicals            58,200   Ecolab Inc.                                               1,438,122      1.3

Commercial           20,600   ++Apollo Group, Inc. (Class A)                            1,334,056      1.2
Services &           14,700   ++Career Education Corporation                            1,225,980      1.1
Supplies             13,500   ++Hewitt Associates, Inc. (Class A)                         348,570      0.3
                                                                                     ------------    ------
                                                                                        2,908,606      2.6


Communications      227,000   ++Cisco Systems, Inc.                                     4,431,040      4.0
Equipment           368,900   ++Nortel Networks Corporation                             1,088,255      1.0
                                                                                     ------------    ------
                                                                                        5,519,295      5.0

Computers &          50,000   Hewlett-Packard Company                                   1,058,500      1.0
Peripherals          23,000   ++SanDisk Corporation                                     1,303,870      1.2
                                                                                     ------------    ------
                                                                                        2,362,370      2.2

Containers &         19,300   Ball Corporation                                            959,210      0.9
Packaging

Diversified          53,600   Citigroup Inc.                                            2,401,280      2.2
Financial
Services

Diversified          76,500   Verizon Communications                                    2,666,790      2.4
Telecommunication
Services




July 31, 2003, Mercury Growth Opportunity Fund


SCHEDULE OF INVESTMENTS (CONTINUED)

                                                                                         In U.S. Dollars

                     Shares                                                                      Percent of
Industry+++           Held                   Common Stocks                              Value    Net Assets
Energy               27,800   ++BJ Services Company                                  $    952,150      0.9%
Equipment &          36,000   Baker Hughes Incorporated                                 1,130,760      1.0
Service                                                                              ------------    ------
                                                                                        2,082,910      1.9

Food Products        63,100   Archer-Daniels-Midland Company                              829,134      0.8

Food & Staples       45,000   SUPERVALU Inc.                                            1,059,750      1.0
Retailing            36,800   SYSCO Corporation                                         1,108,784      1.0
                                                                                     ------------    ------
                                                                                        2,168,534      2.0

Health Care          33,300   Alcon, Inc.                                               1,697,301      1.5
Equipment &          29,700   ++Boston Scientific Corporation                           1,877,931      1.7
Supplies             25,000   DENTSPLY International Inc.                               1,085,250      1.0
                     48,100   Medtronic, Inc.                                           2,477,150      2.3
                     15,000   Stryker Corporation                                       1,147,800      1.0
                     20,800   ++Varian Medical Systems, Inc.                            1,276,288      1.2
                                                                                     ------------    ------
                                                                                        9,561,720      8.7

Health Care          14,900   ++Anthem, Inc.                                            1,125,099      1.0
Providers &          27,100   UnitedHealth Group Incorporated                           1,411,639      1.3
Services             15,600   ++WellPoint Health Networks Inc.                          1,304,940      1.2
                                                                                     ------------    ------
                                                                                        3,841,678      3.5

Hotels,              20,100   ++Brinker International, Inc.                               703,500      0.7
Restaurants &        27,800   ++Krispy Kreme Doughnuts, Inc.                            1,213,748      1.1
Leisure              45,000   ++Starbucks Corporation                                   1,229,850      1.1
                     70,900   ++YUM! Brands, Inc.                                       2,122,037      1.9
                                                                                     ------------    ------
                                                                                        5,269,135      4.8

IT Services          24,900   ++Affiliated Computer Services, Inc.
                              (Class A)                                                 1,233,795      1.1
                     28,100   First Data Corporation                                    1,061,056      1.0
                     35,000   Paychex, Inc.                                             1,138,550      1.0
                                                                                     ------------    ------
                                                                                        3,433,401      3.1

Industrial           25,100   3M Co.                                                    3,519,020      3.2
Conglomerates       189,000   General Electric Company                                  5,375,160      4.9
                                                                                     ------------    ------
                                                                                        8,894,180      8.1



July 31, 2003, Mercury Growth Opportunity Fund


SCHEDULE OF INVESTMENTS (CONTINUED)

                                                                                         In U.S. Dollars

                     Shares                                                                      Percent of
Industry+++           Held                   Common Stocks                              Value    Net Assets
Internet &           15,400   ++eBay Inc.                                            $  1,650,880      1.5%
Catalog Retail       58,800   International Game Technology                             1,496,460      1.4
                                                                                     ------------    ------
                                                                                        3,147,340      2.9

Machinery            17,600   ITT Industries, Inc.                                      1,173,920      1.1

Media                43,000   ++Fox Entertainment Group, Inc. (Class A)                 1,301,610      1.2
                     30,000   ++InterActiveCorp                                         1,214,100      1.1
                     66,700   Rogers Communications, Inc. 'B'                           1,026,372      0.9
                                                                                     ------------    ------
                                                                                        3,542,082      3.2

Oil & Gas            20,300   Devon Energy Corporation                                    961,611      0.9

Pharmaceuticals      19,900   ++Forest Laboratories, Inc.                                 952,812      0.9

Semiconductors &    115,100   ++ASM Lithography Holding NV
Semiconductor                 (NY Registered Shares)                                    1,489,394      1.3
Equipment            67,300   ++Altera Corporation                                      1,294,852      1.2
                    230,700   Intel Corporation                                         5,755,965      5.3
                     45,000   ++Xilinx, Inc.                                            1,182,600      1.1
                                                                                     ------------    ------
                                                                                        9,722,811      8.9

Software             48,900   ++Citrix Systems, Inc.                                      887,535      0.8
                     13,300   ++Electronic Arts Inc.                                    1,117,200      1.0
                     27,600   ++Mercury Interactive Corporation                         1,086,336      1.0
                     27,800   ++Symantec Corporation                                    1,300,206      1.2
                                                                                     ------------    ------
                                                                                        4,391,277      4.0

Specialty Retail     16,300   ++AutoZone, Inc.                                          1,357,138      1.2
                     34,200   ++Bed, Bath & Beyond Inc.                                 1,327,986      1.2
                     55,900   Lowe's Companies, Inc.                                    2,658,604      2.4
                     71,300   ++PETsMART, Inc.                                          1,413,879      1.3
                     14,300   ++Rent A Center Inc.                                      1,042,756      1.0
                     26,100   Ross Stores, Inc.                                         1,192,770      1.1
                     65,900   The TJX Companies, Inc.                                   1,281,755      1.2
                     47,600   Tiffany & Co.                                             1,635,536      1.5
                                                                                     ------------    ------
                                                                                       11,910,424     10.9

Textiles, Apparel    31,200   ++Coach, Inc.                                             1,653,600      1.5
& Luxury Goods       19,000   Nike, Inc. (Class B)                                        983,060      0.9
                                                                                     ------------    ------
                                                                                        2,636,660      2.4

                              Total Common Stocks
                              (Cost--$97,902,141)                                     106,020,150     96.9



July 31, 2003, Mercury Growth Opportunity Fund


SCHEDULE OF INVESTMENTS (CONCLUDED)

                                                                                         In U.S. Dollars

              Beneficial Interest/                                                               Percent of
                  Shares Held            Short-Term Securities                          Value    Net Assets
                 $3,807,852   Merrill Lynch Liquidity Series, LLC
                              Cash Sweep Series I (a)                                $  3,807,852      3.5%
                 $4,280,339   Merrill Lynch Liquidity Series, LLC
                              Money Market Series (a) (b)                               4,280,339      3.9
                  2,853,561   Merrill Lynch Premier Institutional
                              Fund (a) (b)                                              2,853,561      2.6

                              Total Short-Term Securities
                              (Cost--$10,941,752)                                      10,941,752     10.0

                              Total Investments
                              (Cost--$108,843,893)                                    116,961,902    106.9
                              Liabilities in Excess of Other Assets                   (7,556,888)     (6.9)
                                                                                     ------------    ------
                              Net Assets                                             $109,405,014    100.0%
                                                                                     ============    ======


++Non-income producing security.
+++For Fund compliance purposes, "Industry" means any one of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.
(a)Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

                                                              Dividend/
                                                Net            Interest
Affiliate                                     Activity          Income

Merrill Lynch Institutional Fund                      --      $      14
Merrill Lynch Liquidity Series,
  LLC Cash Sweep Series I                   $(2,149,132)      $  24,202
Merrill Lynch Liquidity Series,
  LLC Money Market Series                   $  2,338,261      $     542
Merrill Lynch Premier Institutional Fund       1,264,587      $     351


(b)Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund

STATEMENT OF ASSETS AND
LIABILITIES

As of July 31, 2003
Assets:
Investments, at value (including securities loaned of
  $6,972,185) (identified cost--$108,843,893)                                                 $ 116,961,902
Cash                                                                                                    213
Receivables:
  Capital shares sold                                                        $      69,362
  Dividends                                                                         68,559
  Interest                                                                           3,606
  Securities lending--net                                                              193          141,720
                                                                             -------------
Prepaid registration fees and other assets                                                            5,359
                                                                                              -------------
Total assets                                                                                    117,109,194
                                                                                              -------------

Liabilities:
Collateral on securities loaned, at value                                                         7,133,900
Payables:
  Capital shares redeemed                                                          263,195
  Distributor                                                                       79,311
  Investment adviser                                                                65,667
  Other affiliates                                                                  58,791          466,964
                                                                             -------------
Accrued expenses and other liabilities                                                              103,316
                                                                                              -------------
Total liabilities                                                                                 7,704,180
                                                                                              -------------

Net Assets:
Net assets                                                                                    $ 109,405,014
                                                                                              =============

Net Assets Consist of:
Class A Shares of capital stock, $.10 par value, 6,250,000
  shares authorized                                                                             $   156,670
Class B Shares of capital stock, $.10 par value, 15,000,000
  shares authorized                                                                                 510,554
Class C Shares of capital stock, $.10 par value, 15,000,000
  shares authorized                                                                                 342,454
Class I Shares of capital stock, $.10 par value, 6,250,000
  shares authorized                                                                                  24,196
Paid-in capital in excess of par                                                                168,256,533
Accumulated investment loss--net                                             $   (817,636)
Accumulated realized capital losses on investments and
  foreign currency transactions--net                                          (67,185,766)
Unrealized appreciation on investments--net                                      8,118,009
                                                                             -------------
Total accumulated losses--net                                                                  (59,885,393)
                                                                                              -------------
Net assets                                                                                    $ 109,405,014
                                                                                              =============

Net Asset Value:
Class A--Based on net assets of $17,149,735 and
  1,566,704 shares outstanding                                                                $       10.95
                                                                                              =============
Class B--Based on net assets of $53,683,782 and
  5,105,536 shares outstanding                                                                $       10.51
                                                                                              =============
Class C--Based on net assets of $35,898,550 and
  3,424,537 shares outstanding                                                                $       10.48
                                                                                              =============
Class I--Based on net assets of $2,672,947 and
  241,959 shares outstanding                                                                  $       11.05
                                                                                              =============

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


STATEMENT OF OPERATIONS

For the Six Months Ended July 31, 2003
Investment Income:
Dividends (net of $146 foreign withholding tax)                                               $     445,318
Interest                                                                                             24,563
Securities lending--net                                                                                 907
                                                                                              -------------
Total income                                                                                        470,788
                                                                                              -------------

Expenses:
Investment advisory fees                                                     $     332,913
Account maintenance and distribution fees--Class B                                 255,274
Transfer agent fees--Class B                                                       189,873
Account maintenance and distribution fees--Class C                                 168,955
Transfer agent fees--Class C                                                       130,204
Transfer agent fees--Class A                                                        47,675
Printing and shareholder reports                                                    36,736
Accounting services                                                                 35,496
Registration fees                                                                   22,622
Account maintenance fees--Class A                                                   19,041
Professional fees                                                                   18,539
Custodian fees                                                                      11,037
Transfer agent fees--Class I                                                         7,377
Directors' fees and expenses                                                         4,482
Pricing fees                                                                         1,128
Other                                                                                7,072
                                                                             -------------
Total expenses                                                                                    1,288,424
                                                                                              -------------
Investment loss--net                                                                              (817,636)
                                                                                              -------------

Realized & Unrealized Gain (Loss) on Investments &
Foreign Currency Transactions--Net:

Realized loss on:
  Investments--net                                                            (12,341,730)
  Foreign currency transactions--net                                                 (952)     (12,342,682)
                                                                             -------------
Change in unrealized appreciation/depreciation on
  investments--net                                                                               27,626,444
                                                                                              -------------
Total realized and unrealized gain on investments and
  foreign currency transactions--net                                                             15,283,762
                                                                                              -------------
Net Increase in Net Assets Resulting from Operations                                          $  14,466,126
                                                                                              =============

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


STATEMENTS OF CHANGES
IN NET ASSETS


                                                                              For the Six        For the
                                                                             Months Ended       Year Ended
                                                                               July 31,        January 31,
Increase (Decrease)in Net Assets:                                                2003              2003
Operations:
Investment loss--net                                                         $   (817,636)    $ (2,211,049)
Realized losson investments and foreign currency
  transactions--net                                                           (12,342,682)     (22,364,392)
Change in unrealized appreciation/depreciation on
  investments--net                                                              27,626,444     (22,039,656)
                                                                             -------------    -------------
Net increase (decrease) in net assets resulting
  from operations                                                               14,466,126     (46,615,097)
                                                                             -------------    -------------

Capital Share Transactions:
Net decrease in net assets derived from capital share
  transactions                                                                 (5,168,500)      (7,785,645)
                                                                             -------------    -------------

Net Assets:
Total increase (decrease) in net assets                                          9,297,626     (54,400,742)
Beginning of period                                                            100,107,388      154,508,130
                                                                             -------------    -------------
End of period*                                                               $ 109,405,014    $ 100,107,388
                                                                             =============    =============

*Accumulated investment loss--net                                            $   (817,636)               --
                                                                             =============    =============

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


FINANCIAL HIGHLIGHTS

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                     Class A+++++
                                               For the
                                              Six Months
                                                Ended
Increase (Decrease) in                         July 31,            For the Year Ended January 31,
Net Asset Value:                                 2003         2003         2002         2001         2000
Per Share Operating Performance:
Net asset value, beginning of
  period                                       $    9.49    $   13.61    $   17.45    $   21.93   $   18.51
                                               ---------    ---------    ---------    ---------   ---------
Investment loss--net++                             (.04)        (.11)        (.08)        (.12)       (.07)
Realized and unrealized gain (loss)
  on investmentsand foreign
  currency transactions--net                        1.50       (4.01)       (3.33)       (1.61)        4.58
                                               ---------    ---------    ---------    ---------   ---------
Total from investment operations                    1.46       (4.12)       (3.41)       (1.73)        4.51
                                               ---------    ---------    ---------    ---------   ---------
Less distributions from realized
  gain on investments--net                            --           --        (.43)       (2.75)      (1.09)
                                               ---------    ---------    ---------    ---------   ---------
Net asset value, end of period                 $   10.95    $    9.49    $   13.61    $   17.45   $   21.93
                                               =========    =========    =========    =========   =========

Total Investment Return:**
Based on net asset value per
  share                                        15.38%+++     (30.27%)     (19.55%)      (8.57%)      24.80%
                                               =========    =========    =========    =========   =========

Ratios to Average Net Assets:
Expenses                                          1.79%*        1.82%        1.56%        1.55%       1.62%
                                               =========    =========    =========    =========   =========
Investment loss--net                             (.88%)*      (1.03%)       (.58%)       (.55%)      (.34%)
                                               =========    =========    =========    =========   =========

Supplemental Data:
Net assets, end of period
  (in thousands)                               $  17,150    $  13,770    $  11,847    $  10,515   $   7,659
                                               =========    =========    =========    =========   =========
Portfolio turnover                                63.97%       89.63%      131.76%      100.88%      81.27%
                                               =========    =========    =========    =========   =========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Based on average shares outstanding.

+++Aggregate total investment return.
+++++Prior to April 3, 2000, Class A Shares were designated as Class
D Shares.

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


FINANCIAL HIGHLIGHTS (CONTINUED)

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                       Class B
                                               For the
                                              Six Months
                                                Ended
Increase (Decrease) in                         July 31,            For the Year Ended January 31,
Net Asset Value:                                 2003         2003         2002         2001         2000
Per Share Operating Performance:
Net asset value, beginning of
  period                                       $    9.16    $   13.25    $   17.13    $   21.44   $   18.26
                                               ---------    ---------    ---------    ---------   ---------
Investment loss--net++                             (.08)        (.21)        (.20)        (.30)       (.22)
Realized and unrealized gain (loss)
  on investmentsand foreign
  currency transactions--net                        1.43       (3.88)       (3.25)       (1.56)        4.48
                                               ---------    ---------    ---------    ---------   ---------
Total from investment operations                    1.35       (4.09)       (3.45)       (1.86)        4.26
                                               ---------    ---------    ---------    ---------   ---------
Less distributions from realized
  gain on investments--net                            --           --        (.43)       (2.45)      (1.08)
                                               ---------    ---------    ---------    ---------   ---------
Net asset value, end of period                 $   10.51    $    9.16    $   13.25    $   17.13   $   21.44
                                               =========    =========    =========    =========   =========

Total Investment Return:**
Based on net asset value per
  share                                        14.74%+++     (30.87%)     (20.16%)      (9.31%)      23.76%
                                               =========    =========    =========    =========   =========

Ratios to Average Net Assets:
Expenses                                          2.66%*        2.65%        2.39%        2.36%       2.45%
                                               =========    =========    =========    =========   =========
Investment loss--net                            (1.74%)*      (1.87%)      (1.42%)      (1.38%)     (1.16%)
                                               =========    =========    =========    =========   =========

Supplemental Data:
Net assets, end of period
  (in thousands)                               $  53,684    $  50,933    $  85,072    $ 109,589   $ 115,216
                                               =========    =========    =========    =========   =========
Portfolio turnover                                63.97%       89.63%      131.76%      100.88%      81.27%
                                               =========    =========    =========    =========   =========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Based on average shares outstanding.
+++Aggregate total investment return.

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


FINANCIAL HIGHLIGHTS (CONTINUED)

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                       Class C
                                               For the
                                              Six Months
                                                Ended
Increase (Decrease) in                         July 31,            For the Year Ended January 31,
Net Asset Value:                                 2003         2003         2002         2001         2000
Per Share Operating Performance:
Net asset value, beginning of
  period                                       $    9.13    $   13.21    $   17.09    $   21.40   $   18.24
                                               ---------    ---------    ---------    ---------   ---------
Investment loss--net++                             (.08)        (.21)        (.20)        (.30)       (.23)
Realized and unrealized gain (loss)
  on investmentsand foreign
  currency transactions--net                        1.43       (3.87)       (3.25)       (1.56)        4.47
                                               ---------    ---------    ---------    ---------   ---------
Total from investment operations                    1.35       (4.08)       (3.45)       (1.86)        4.24
                                               ---------    ---------    ---------    ---------   ---------
Less distributions from realized
  gain on investments--net                            --           --        (.43)       (2.45)      (1.08)
                                               ---------    ---------    ---------    ---------   ---------
Net asset value, end of period                 $   10.48    $    9.13    $   13.21    $   17.09   $   21.40
                                               =========    =========    =========    =========   =========

Total Investment Return:**
Based on net asset value per
  share                                        14.79%+++     (30.89%)     (20.20%)      (9.34%)      23.68%
                                               =========    =========    =========    =========   =========

Ratios to Average Net Assets:
Expenses                                          2.69%*        2.68%        2.42%        2.38%       2.48%
                                               =========    =========    =========    =========   =========
Investment loss--net                            (1.77%)*      (1.90%)      (1.44%)      (1.41%)     (1.20%)
                                               =========    =========    =========    =========   =========

Supplemental Data:

Net assets, end of period
  (in thousands)                               $  35,898    $  33,258    $  55,039    $  69,476   $  72,650
                                               =========    =========    =========    =========   =========
Portfolio turnover                                63.97%       89.63%      131.76%      100.88%      81.27%
                                               =========    =========    =========    =========   =========


*Annualized.
**Total investment returns exclude the effects of sales charges.
++Based on average shares outstanding.
+++Aggregate total investment return.

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund


FINANCIAL HIGHLIGHTS (CONCLUDED)

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                     Class I+++++
                                               For the
                                              Six Months
                                                Ended
Increase (Decrease) in                         July 31,            For the Year Ended January 31,
Net Asset Value:                                 2003         2003         2002         2001         2000
Per Share Operating Performance:
Net asset value, beginning of
  period                                       $    9.57    $   13.69    $   17.49    $   22.01   $   18.53
                                               ---------    ---------    ---------    ---------   ---------
Investment loss--net++                             (.03)        (.09)        (.05)        (.05)       (.01)
Realized and unrealized gain (loss)
  on investmentsand foreign
  currency transactions--net                        1.51       (4.03)       (3.32)       (1.64)        4.58
                                               ---------    ---------    ---------    ---------   ---------
Total from investment operations                    1.48       (4.12)       (3.37)       (1.69)        4.57
                                               ---------    ---------    ---------    ---------   ---------
Less distributions from realized gain
  on investments--net                                 --           --        (.43)       (2.83)      (1.09)
                                               ---------    ---------    ---------    ---------   ---------
Net asset value, end of period                 $   11.05    $    9.57    $   13.69    $   17.49   $   22.01
                                               =========    =========    =========    =========   =========

Total Investment Return:**
Based on net asset value per
  share                                        15.46%+++     (30.09%)     (19.27%)      (8.37%)      25.11%
                                               =========    =========    =========    =========   =========

Ratios to Average Net Assets:
Expenses                                          1.54%*        1.56%        1.30%        1.31%       1.36%
                                               =========    =========    =========    =========   =========
Investment loss--net                             (.63%)*       (.77%)       (.33%)       (.25%)      (.07%)
                                               =========    =========    =========    =========   =========

Supplemental Data:
Net assets, end of period
  (in thousands)                               $   2,673    $   2,146    $   2,550    $   2,142   $     939
                                               =========    =========    =========    =========   =========
Portfolio turnover                                63.97%       89.63%      131.76%      100.88%      81.27%
                                               =========    =========    =========    =========   =========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Based on average shares outstanding.
+++Aggregate total investment return.
+++++Prior to April 3, 2000, Class I Shares were designated as Class
A Shares.

See Notes to Financial Statements.



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Mercury Growth Opportunity Fund (the "Fund") is a series of The Asset Program, Inc. (the "Program"), which is registered under the Investment Company Act of 1940, as amended, as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers multiple classes of shares. Class A and Class I Shares are sold with a front-end sales charge. Class B and Class C Shares may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B and Class C Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures (except that Class B shareholders may vote upon any material changes under the distribution plan for Class A Shares). Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Program's Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including financial futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value as determined in good faith by or under the direction of the Program's Board of Directors. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Program's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Program.



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


(b) Repurchase agreements--The Fund may invest in securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additions to such securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to purchase and write call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


Written and purchased options are non-income producing investments.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar-denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

(d) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(e) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(f) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of premium and discount) is recognized on the accrual basis.

(g) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


(h) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(i) Expenses--Certain expenses have been allocated to the individual Funds in the Program on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Program.

(j) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolios and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of .65%, on an annual basis, of the average daily value of the Fund's net assets. FAM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of FAM, pursuant to which MLAM U.K. provides investment advisory services to FAM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                                   Account
                                 Maintenance        Distribution
                                     Fees               Fees

Class A                              .25%                 --
Class B                              .25%               .75%
Class C                              .25%               .75%


Pursuant to a sub-agreement with the Distributor, selected dealers also provide account maintenance and distribution services to the Program. The ongoing account maintenance fee compensates the Distributor and selected dealers for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and selected dealers for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended July 31, 2003, FAMD earned underwriting discounts and Merrill Lynch, Pierce, Fenner & Smith Incorporated
("MLPF&S"), a subsidiary of ML & Co., earned dealer concessions on sales of the Fund's Class A Shares as follows:


                                     FAMD              MLPF&S

Class A                              $99               $1,807


For the six months ended July 31, 2003, MLPF&S, received contingent deferred sales charges of $47,299 and $3,078 relating to transactions in Class B and Class C Shares, respectively.

The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to MLPF&S or its affiliates. As of July 31, 2003, the Fund lent securities with a value of $4,793,185 to MLPF&S or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of FAM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by FAM or its affiliates. For the six months ended July 31, 2003, MLIM, LLC received $389 in securities lending agent fees.

In addition, MLPF&S received $35,253 in commissions on the execution of portfolio security transactions for the Fund for the six months ended July 31, 2003.



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the six months ended July 31, 2003, the Fund reimbursed FAM
$1,214 for certain accounting services.

Certain officers and/or directors of the Program are officers and/or directors of FAM, MLIM, LLC, PSI, MLAM U.K., FDS, FAMD, and/or
ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended July 31, 2003 were $63,638,572 and $67,647,207, respectively.

Net realized losses for the six months ended July 31, 2003 and net unrealized gains as of July 31, 2003 were as follows:



                                      Realized         Unrealized
                                       Losses            Gains

Long-term investments            $  (12,341,730)    $     8,118,009
Foreign currency transactions              (952)                 --
                                 ---------------    ---------------
Total                            $  (12,342,682)    $     8,118,009
                                 ===============    ===============


As of July 31, 2003, net unrealized appreciation for Federal income tax purposes aggregated $7,532,061, of which $11,079,989 related to appreciated securities and $3,547,928 related to depreciated securities. At July 31, 2003, the aggregated cost of investments for Federal income tax purposes was $109,429,841.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $5,168,500 and $7,785,645 for the six months ended July 31, 2003 and the year ended January 31, 2003, respectively.



Class A Shares for the Six Months                         Dollar
Ended July 31, 2003                       Shares          Amount

Shares sold                              279,391    $     2,791,512
Automatic conversion of shares            38,347            386,261
                                 ---------------    ---------------
Total issued                             317,738          3,177,773
Shares redeemed                        (201,861)        (2,037,893)
                                 ---------------    ---------------
Net increase                             115,877    $     1,139,880
                                 ===============    ===============



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


Class A Shares for the Year                               Dollar
Ended January 31, 2003                    Shares          Amount

Shares sold                            1,485,692    $    16,258,841
Automatic conversion of shares            49,360            591,112
                                 ---------------    ---------------
Total issued                           1,535,052         16,849,953
Shares redeemed                        (954,462)       (10,168,923)
                                 ---------------    ---------------
Net increase                             580,590    $     6,681,030
                                 ===============    ===============



Class B Shares for the Six Months                         Dollar
Ended July 31, 2003                       Shares          Amount

Shares sold                              132,643    $     1,276,985
Automatic conversion of shares          (39,830)          (386,261)
Shares redeemed                        (549,850)        (5,280,762)
                                 ---------------    ---------------
Net decrease                           (457,037)    $   (4,390,038)
                                 ===============    ===============



Class B Shares for the Year                               Dollar
Ended January 31, 2003                    Shares          Amount

Shares sold                              470,713    $     5,262,975
Automatic conversion of shares          (50,892)          (591,112)
Shares redeemed                      (1,280,011)       (13,902,091)
                                 ---------------    ---------------
Net decrease                           (860,190)    $   (9,230,228)
                                 ===============    ===============



Class C Shares for the Six Months                         Dollar

Ended July 31, 2003                       Shares          Amount

Shares sold                              174,297    $     1,679,240
Shares redeemed                        (392,585)        (3,776,621)
                                 ---------------    ---------------
Net decrease                           (218,288)    $   (2,097,381)
                                 ===============    ===============



Class C Shares for the Year                               Dollar
Ended January 31, 2003                    Shares          Amount

Shares sold                              454,865    $     5,090,933
Shares redeemed                        (978,343)       (10,750,899)
                                 ---------------    ---------------
Net decrease                           (523,478)    $   (5,659,966)
                                 ===============    ===============



Class I Shares for the Six Months                         Dollar
Ended July 31, 2003                       Shares          Amount

Shares sold                               42,825    $       429,602
Shares redeemed                         (25,169)          (250,563)
                                 ---------------    ---------------
Net increase                              17,656    $       179,039
                                 ===============    ===============



July 31, 2003, Mercury Growth Opportunity Fund



NOTES TO FINANCIAL STATEMENTS
(CONCLUDED)


Class I Shares for the Year                               Dollar
Ended January 31, 2003                    Shares          Amount

Shares sold                              106,248    $     1,208,046
Shares redeemed                         (68,304)          (784,527)
                                 ---------------    ---------------
Net increase                              37,944    $       423,519
                                 ===============    ===============


5. Short-Term Borrowings:
The Fund, along with certain other funds managed by FAM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of ..09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the total commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended July 31, 2003.


6. Capital Loss Carryforward:
On January 31, 2003, the Fund had a net capital loss carryforward of $52,615,781, of which $28,654,300 expires in 2009 and $23,961,481 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.


7. Reorganization Plan:
On August 14, 2003, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Merrill Lynch Fundamental Growth Fund, Inc. will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Merrill Lynch Fundamental Growth Fund, Inc.



July 31, 2003, Mercury Growth Opportunity Fund



OFFICERS AND DIRECTORS


Terry K. Glenn, President and Director
James H. Bodurtha, Director
Joe Grills, Director
Herbert I. London, Director
Andre F. Perold, Director
Roberta Cooper Ramo, Director
Robert S. Salomon, Jr., Director
Stephen B. Swensrud, Director
Robert C. Doll Jr., Senior Vice President
Lawrence R. Fuller, Vice President and
   Portfolio Manager
Donald C. Burke, Vice President and
   Treasurer
Phillip S. Gillespie, Secretary



Custodian
The Bank of New York
100 Church Street
New York, NY 10286


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
888-763-2260



July 31, 2003, Mercury Growth Opportunity Fund